Exhibit 4.43

Business Operation Agreement

This Business Operation Agreement (this “Agreement”), dated as of April 1, 2019, is made by and among the following parties:

Party A:	Beijing Momo Information Technology Co., Ltd.
Address:	Room 305, Building 4, Yard 13, Kaifang East Road, Huairou District, Beijing
Legal representative:	Yan Tang

Party B:	Beijing Fancy Reader Technology Co., Ltd.
Address:	Room 221902, Units 2, Floor 16th, Building No.6, Yard No.1, Futongdong Avenue, Chaoyang District, Beijing
Legal representative:	Xiaoliang Lei

Party C:
Taizhong Wang	(ID Card No. ***)
Address:	20/F Block B, Tower 2 Wangjing SOHO, No.1 Futong East Street Chaoyang District, Beijing, PRC

(Individually a “Party”; collectively the “Parties”)

WHEREAS:

A.	Party A is a wholly-owned subsidiaries of wholly foreign-owned enterprise incorporated and validly existing in the People’s Republic of China (the “PRC”);

B.	Party B is a limited liability company incorporated in the PRC and engaged in technology related investment consultation etc.;

C.

Party A and Party B have established business relation by entering into a certain Exclusive Consulting and Management Services Agreement, under which Party B will make various payments to Party A and therefore Party B’s activities in its ordinary course of business will have material effect upon its ability to make relevant payment to Party A; and

D.	Party C is a shareholder of Party B (collectively, the “Founding Shareholders”), in which Taizhong Wang holds 100% of Party B.

NOW, THEREFORE, the Parties, through friendly consultations and based on the principle of equality and mutual benefit, hereby agree as follows:

1.	Negative Obligations

In order to guarantee the performance by Party B of the agreement entered into by and between Party A and Party B and all of Party B’s obligations towards Party A, the Founding Shareholders hereby acknowledge, agree and jointly warrants that without prior written consent of Party A or any party designated by Party A, Party B shall not engage in any transaction which may have material or adverse effect on any of its assets, businesses, employees, obligations, rights or operations, including without limitation:

1.1	Conduct of any activity outside its ordinary course of business or in a manner inconsistent with its past practice;

1.2	Making any borrowing or undertaking any indebtedness from any third party;

1.3	Change or removal of any of its directors or senior officers;

1.4	Sale, acquisition or any other disposal of any assets or rights, including without limitation any intellectual property rights, with any third party;

1.5	Creation of any guarantee or any other security on any of its assets or intellectual properties in favor of any third party, or creation of any encumbrance on any of its assets;

1.6	Change of its articles of association or its scope of business;

1.7	Change of its ordinary course of business or any of its material bylaws;

1.8	Transfer any of its rights or obligations under this Agreement to any third party;

1.9	Making any material change to its business pattern, marketing strategy, business plan or customer relationship; and

1.10	Distribution of any bonus or dividend.

2.	Business Management and Human Resources Arrangement

2.1

Party B and the Founding Shareholders hereby jointly agree to accept and strictly implement any proposal made by Party A from time to time regarding employment and removal of Party B’s employees, day-to-day business management and financial management system of Party B.

2.2

Party B and the Founding Shareholders hereby jointly agree that the Founding Shareholders elect or appoint, as applicable, any person designated by Party A as Party B’s director, chairman, president, chief financial officer and any other executive officers in accordance with relevant laws, regulations and its articles of association.

2.3

Upon termination of his or her employment with Party A, either voluntarily or by Party A, each of the directors or senior officers elected or appointed under Section 2.2 will be simultaneously disqualified to hold any position in Party B; under such circumstance, the Founding Shareholders will elect any other person designated by Party A for such position.

2.4

For purpose of Section 2.3, the Founding Shareholders will take any actions required under relevant laws, articles of association and this Agreement to effect the employment and termination provided under Sections 2.2 and 2.3.

2.5

The Founding Shareholders hereby agree that in conjunction with execution of this Agreement, they will execute an irrevocable power of attorney authorizing Party A to exercise their respective rights as shareholders of Party B and respective voting rights at Party B’s shareholders meeting.

3.	Other Agreements

3.1

Upon termination or expiration of any agreement between Party A and Party B, Party A may elect to terminate all of its agreements with Party B, including without limitation the Exclusive Consulting and Management Services Agreement.

3.2

Considering the business relationship established between Party A and Party B based on the executed Exclusive Consulting and Management Services Agreement, Party B’s activities in its ordinary course of business will have material effect upon its ability to make relevant payment to Party A. The Founding Shareholders agree that any bonus, dividend or any other benefit or interest receivable by it as shareholder of Party B will be unconditionally and automatically paid or transferred to Party A.

4.	All Agreements and Amendments

4.1

This Agreement and all of the agreements and/or documents referred to or expressly included herein constitute entire agreements among the Parties with respect to the subject matter hereof and supersede all prior agreements, contracts, understandings and communications, written or oral, among the Parties with respect to the same.

4.2

This Agreement may not be amended unless by agreement of the Parties in writing. Any amendment or supplement hereto duly executed by the Parties shall be an integral part of and have the same effect with this Agreement.

5.	Governing Law

The execution, validity, performance of this Agreement and resolution of any dispute arising from this Agreement shall be governed by the laws of the PRC.

6.	Dispute Resolution

6.1

Should any dispute arise in connection with construction or performance of any provision under this Agreement, the Parties shall seek in good faith to resolve such dispute through negotiations. If the negotiations fail, any of the Parties may submit the dispute to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration will be in Chinese. The arbitral award shall be final and binding on each of the Parties.

6.2	Except for the matter under dispute, each of the Parties shall continue to perform its obligations under this Agreement in good faith.

7.	Notices

All notices made by each of the Parties to exercise any of its rights or perform any of its obligations hereunder shall be in writing and given to the following address in person, by registered mail, prepaid mail, recognized courier service, or by fax.

To Party A:	Beijing Momo Information Technology Co., Ltd.
Address:	20/F Block B, Tower 2 Wangjing SOHO, No.1 Futong East Street Chaoyang District, Beijing, PRC
Telephone:	+86 10-57310567
Attention:	Ying Zhang

To Party B:	Beijing Fancy Reader Technology Co., Ltd.
Address:	20/F Block B, Tower 2 Wangjing SOHO, No.1 Futong East Street Chaoyang District, Beijing, PRC
Telephone:	+86 10-57310567
Attention:	Ying Zhang

To Party C:
Taizhong Wang
Address:	20/F Block B, Tower 2 Wangjing SOHO, No.1 Futong East Street Chaoyang District, Beijing, PRC
Telephone:	+86 10-57310567
Attention:	Ying Zhang

8.	Effectiveness, Term and other terms of this Agreement

8.1

Any written consent, proposal, appointment and any other decision in connection with this Agreement which has material effect on Party B’s day-to-day business operations shall be made by Party A’s board of shareholders.

8.2

This Agreement shall become effective upon execution by each of the Parties on the date first written above. The term of this Agreement will be ten (10) years unless early terminated by Party A. Upon request from Party A, the Parties may extend the term of this Agreement prior to its expiration or enter into a separate business agreement, each as requested by Party A.

8.3

During the term of this Agreement, none of Party B or Founding Shareholders may terminate this Agreement. Party A shall have the right to terminate this Agreement at any time with notice to Party B and its Shareholders in writing.

8.4

If any term or provision hereof is found illegal or unenforceable under applicable laws, such term or provision shall be deemed deleted from this Agreement without any effect, and the remainder of this Agreement shall remain in force and effect as if such term or provision had never been contained herein. The Parties shall negotiate to replace such deleted term or provision with a lawful and valid term or provision acceptable to each of the Parties.

8.5

Failure to exercise any right, power or privilege hereunder shall not be deemed as waiver thereof. Any single or partial exercise of any right, power or privilege hereunder shall not preclude exercise of any other right, power or privilege under this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized representatives on the date first written above.

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This is the Signature Page of Business Operation Agreement between Beijing Momo Information Technology Co., Ltd., Beijing Fancy Reader Technology Co., Ltd. and Taizhong Wang

Party A:	Beijing Momo Information Technology Co., Ltd.

By:	/s/ Yan Tang /common seal/
Title:	Legal representative

Party B:	Beijing Fancy Reader Technology Co., Ltd.

By:	/s/ Taizhong Wang /common seal/
Title:	Legal representative

Party C:

Taizhong Wang

By:	/s/ Taizhong Wang